News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qelp.net

Quest Energy Partners Raises Quarterly Distribution to $0.41 per Unit and

Declares Distribution for the First Quarter of 2008

OKLAHOMA CITY – April 25, 2008 – Quest Energy Partners L.P. (NASDAQ: QELP) today announced a quarterly cash distribution for the first quarter of 2008 of $0.41 per unit for all of its outstanding units. On an annualized basis, the distribution represents a $0.04 per unit, or 2.5%, increase over the partnership’s initial distribution rate set for the fourth quarter 2007. The distribution will be payable on May 15, 2008 to unitholders of record at the close of business on May 5, 2008.

About Quest Energy Partners L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of approximately 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qm1p.net.